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                      AMENDMENT NO. 1 TO WARRANT AGREEMENT


         This Amendment No. 1 to Warrant Agreement is entered into as of June 5, 1997, by and between Data Dimensions, Inc., a Delaware corporation (the "Company") and Cruttenden Roth Incorporated, a California corporation ("Cruttenden").

         WHEREAS, the Company and Cruttenden are parties to that certain Warrant Agreement dated as of March 29, 1996 (the "Warrant Agreement"); and

         WHEREAS, the parties now wish to amend the Warrant Agreement in certain respects.

         NOW THEREFORE, in consideration of the premises and the mutual agreements herein and in the Warrant Agreement and for other good and valuable consideration, the parties hereto agree as follows:

1. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Warrant Agreement.

2. The Warrant Agreement is hereby amended by adding the following language as a new paragraph 11.6:

                  "11.6  Optional Conversion

                  (a) In addition to and without limiting the rights of the holder of this Warrant under the terms of this Warrant, the holder of this Warrant shall have the right (the "Conversion Right") to convert this Warrant or any portion thereof into shares of Common Stock as provided in this paragraph 11.6 at any time or from time to time after the first anniversary of the date hereof and prior to its expiration, subject to the restrictions set forth in paragraph (c) below. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the "Converted Warrant Shares"), the Company shall deliver to the holder of this Warrant, without payment by the holder of any exercise price or any cash or other consideration, that number of shares of Common Stock equal to the quotient obtained by dividing the Net Value (as hereinafter defined) of the Converted Warrant Shares by the fair market value (as defined in paragraph (d) below) of a single share of Common Stock, determined in each case as of the close of business on the Conversion Date (as hereinafter defined). The "Net Value" of the Converted Warrant Shares shall be determined by subtracting the aggregate warrant purchase price of the Converted Warrant Shares from the aggregate fair market value of the Converted Warrant Shares. Notwithstanding anything in

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                  this paragraph 11.6 to the contrary, the Conversion Right
                  cannot be exercised with respect to a number of Converted Warrant Shares having a Net Value below $100. No fractional shares shall be issuable upon exercise of the Conversion Right, and if the number of shares to be issued in accordance with the foregoing formula is other than a whole number, the Company shall pay to the holder of this Warrant an amount in cash equal to the fair market value of the resulting fractional share.

                  (b) The Conversion Right may be exercised by the holder of this Warrant by the surrender of this Warrant at the principal office of the company together with a written statement specifying that the holder thereby intends to exercise the Conversion Right and indicating the number of shares subject to this Warrant which are being surrendered (referred to in paragraph (a) above as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the "Conversion Date"), but not later than the expiration date of this Warrant. Certificates for the shares of Common Stock issuable upon exercise of the Conversion Right, together with a check in payment of any fractional share and, in the case of a partial exercise, a new warrant evidencing the shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered to the holder of this Warrant within 7 days following the Conversion Date.

                  (c) In the event the Conversion Right would, at any time this Warrant remains outstanding, be deemed by the Company's independent certified public accountants to give rise to a charge to the Company's earnings for financial reporting purposes, then the Conversion Right shall automatically terminate upon the Company's written notice to the holder of this Warrant of such adverse accounting treatment.

                  (d) For purposes of this paragraph 11.6, the "fair market value" of a share of Common Stock as of a particular date shall be the average of the daily closing prices for 20 consecutive trading days before the Conversion Date. The closing price for each day shall be the last such reported sales price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading, the average of the closing bid and asked prices of the Common Stock in the over-the counter market as reported by the Nasdaq Stock Market or Nasdaq SmallCap System or, if not approved for quotation on the Nasdaq Stock Market or Nasdaq Small Cap System, the average of the closing bid and

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                  asked prices as furnished by two members of the National
                  Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose.

3. The Warrant Agreement is hereby amended by deleting paragraph 15.1 (Demand Registration Rights) in its entirety.

4. All other terms of the Warrant Agreement remain in full force and effect.

5. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original; but such counterparts together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day, month and year first written above.

CRUTTENDEN ROTH INCORPORATED              DATA DIMENSIONS, INC.

By   /s/                                   By   /s/
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Its                                        Its
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